Exhibit 4.12
Amendment Agreement
to the Participation Agreements
     by and among
     1. tbg Technologie-Beteiligungs-Gesellschaft mbH, Ludwig-Erhard-Platz 3, 53179 Bonn
     - hereinafter also referred to as “tbg” -
     2. Micromet AG, Staffelseestr. 2, 81477 Miinchen/Munich, eingetragen im Handelsregister des Registergericht Miinchen unter/registered with the Commercial Register of the Munich Local Court under HR B 133 040,
     - hereinafter also referred to as “Micromet” or “TU” -
Preamble
     A. tbg and Micromet have entered into a total of six participation agreements establishing silent partnerships among tbg and Micromet. In detail the following contracts are concerned:

tbg No.	Nominal Value	Final Compensation***)	Contract Start
0268 321 / I	716.064,28 €	6%**)	14./25.10.96
0268 322 / II	177.009,25 €	6%**)	14./25.10.96
0268 323 / III	164.453,45 €	6%**)	15.02./02.03.99
0268 324 / IV	476.348,66 €	6%**)	15.02./02.03.99
0268 341 * / V	262.432,83 €	7%***)	15.02./02.03.99
0268 342 * / VI	760.150,93 €	7%***)	15.02./02.03.99

Total	2.556.459,40 €	0	0

*	additional option right of tbg for conversion into shares.

**	for the first 5 years 30 % flat, thereafter for each commenced contract year in % of the nominal value.

***	for the first 5 years 35 % flat, thereafter for each commenced contract year in % of the nominal value.
     B. The participation agreements were entered into among tbg, at that time acting under the name of tbg Technologie-Beteiligungs-Gesellschaft mbH der Deutschen Ausgleichsbank, and Micro-met AG. The silent partnership agreements were registered with the Commercial Register on 7 September 2000 pursuant to § 292 (2) No. 1 German Stock Corporation Act.
     C. The shareholders of Micromet AG intend to contribute their shares in the Company to Micromet, Inc., with its registered seat in Delaware, USA. This company shall

1.

henceforth act under the name Micromet, Inc., Delaware, USA. To this end, on 6 January 2006, Micro-met AG entered into an Agreement and Plan of Merger and Reorganization with Micromet, Inc., Deleware, CancerVax Corporation, Delaware and Carlsbad Acquisition Corporation, Delaware with the consent of tbg (hereinafter also referred to as “Merger Agreement”). The parties intend to amend the participation agreements in light of the forthcoming change of the shareholder structure.
     NOW, THEREFORE, the parties hereby agree as follows:
§1
Repayment of the Participation Agreements I — IV
     1. The parties are in agreement that the nominal values of the Participation Agreements I — IV shall become due for repayment to tbg within 14 days after the consummation of the merger of Carlsbad Acquisition Corporation with and into Micromet, Inc. as provided for in the Merger Agreement. Up to that date, the minimum compensation in the amount of 6.0 % p.a. gross shall be paid in accordance with the agreements. Within 14 days after the consummation of the merger, TU shall pay to tbg an amount of in total EUR 2,000,000.00 gross in satisfaction of tbg’s claim for repayment of the nominal values of the Participation Agreements I — IV and in satisfaction of all claims of tbg for final compensation under the Participation Agreements I — IV as well as all other claims of tbg under the Participation Agreements I — IV. The parties are in agreement that after the payment of the minimum compensation under sentence 2 above and the payment of in total EUR 2,000,000.00 gross under sentence 3 above, the Participation Agreements I -IV shall be finally settled and no further claims of whatever kind among the parties out of or in connection with the Participation Agreements I — IV, irrespective of their legal grounds, whether known or unknown, exist anymore.
     2. The parties are further in agreement that the consummation of the transactions contemplated in the Merger Agreement does not have any impact on the term of the Participation Agreements V and VI and that these accordingly have a fixed term up until 31 December 2008 at which point in time they become due for repayment to tbg together with the final compensation agreed in the contracts.
§2
Profit and Loss Participation
     1. Sentence 3 of § 9 (4) of the Participation Agreements I — IV is deleted. The parties are in agreement that tbg does not participate in losses of neither TU nor Micromet, Inc.
     2. This amendment shall apply for the first time to the current business year 2006.
     3. Save as provided otherwise, the provisions of the Participation Agreements I -VI remain unaffected.

2.

§3
Further Amendments
     § 12 (2) d) of the Participation Agreements I — IV as well as § 11 (2) c) of the Participation Agreements V- VI shall apply accordingly with regard to Micromet, Inc., Delaware, USA.
§4
Condition Precedent
     This amendment agreement shall come into force as soon as all of the following conditions are fulfilled:
     a) Consent of the Shareholders’ Meeting of Micromet AG to the present amendment agreement;
     b) Production of a guarantee declaration duly signed by Micromet, Inc. in accordance with the form attached as Annex A;
     c) Contribution of more than 80 % of the shares in Micromet AG to Micromet, Inc.
§5
Consent
     tbg hereby grants its consent pursuant to § 5 of the Participation Agreements I — IV and § 4 of the Participation Agreements V — VI to the contribution of the shares in Micromet AG in Micromet, Inc. as provided in detail in the Merger Agreement. After the consent of the Shareholders’ Meeting has been granted, Micromet AG will cause the registration of this Amendment Agreement with the Commercial Register without undue delay.
§6
Final Provisions
     1. Changes and amendments to this Agreement require the written form. Oral side agreements to this Agreement do not exist.
     2. In the event that a provision of this Agreement is invalid, the validity of the remaining provisions shall not be affected thereby. TU and tbg are under an obligation to replace invalid provisions of this Agreement by such valid provisions, which correspond to the intent and purpose of the invalid provisions to the closest possible extent.

3.

     3. Place of jurisdiction for all disputes out of this Agreement or its performance shall be Bonn.

Bonn, 6 February 2006	Munich, the 30 January 2006

/s/ Michael Steinmetzer	/s/ Gregor K. Mirow

(tbg)	(Micromet)

4.

Exhibit 4.12
Annex A
[Letterhead of Micromet, Inc., Delaware, USA]
tbg Technologie-Beteiligungs-Gesellschaft mbH
Ludwig-Erhard-Platz 3
53179 Bonn
Dear Sir or Madam,
     Micromet, Inc., Delaware, USA hereby assumes the unconditional and irrevocable guarantee
     a) for the payment of the respective annual minimum compensation pursuant to § 9 (1) or §8 (1) as well as
     b) for the repayment of the respective participation capital in case of a termination of the participation due to the end of the fixed term, a declaration of termination or for other reasons as well as
     c) for damage claims of tbg, irrespective of their legal ground as well as
     d) for the payment of the profit participation pursuant to § 9 (2) and (3) or § 8 (2) and (3) as well as
     e) for the payment of the final compensation pursuant to § 9 (4) or § 8 (4)
out of the existing six participation agreements among you and Micromet AG, Munich with nominal values in the amount of in total
€ 2,556,459.40:

tbg No.	Nominal Value	Final Compensation***)	Contract Start
0268 321 / I	716.064,28 €	6%**)	14./25.10.96
0268 322 / II	177.009,25 €	6%**)	14./25.10.96
0268 323 / III	164.453,45 €	6%**)	15.02./02.03.99
0268 324 / IV	476.348,66 €	6%**)	15.02./02.03.99
0268 341 * / V	262.432,83 €	7%***)	15.02./02.03.99
0268 342 * / VI	760.150,93 €	7%***)	15.02./02.03.99

Total	2.556.459,40 €

     The Participation Agreements I — VI were amended by an amendment agreement to the participation agreements dated                            2006 among tbg and Micromet AG.

1.

     Micromet, Inc., Delaware, USA is only entitled to raise such objections or defenses which could be raised by Micromet AG, Munich as well. Insofar we will honor the claims under a) through c) upon your first written demand.
     Moreover, the Guarantor unconditionally and irrevocably undertakes for the duration of the participation agreement (i) to transfer essential parts of Micromet AG, Munich to another company only with the prior written consent of tbg, except for out-licensing, partnering and similar transactions of Micromet AG; in this respect, the consent of tbg is only required if this is provided for in § 5 of the Participation Agreements I – IV and § 4 of the Participation Agreements V and VI; and (ii) not to dispose of, reduce or in any other direct or indirect way amend the participations in Micromet AG, Munich in full or in part. Our liability is limited to such claims which become due at a point in time at which we directly or indirectly hold a majority interest in Micromet AG.
     Micromet, Inc. undertakes to forward to tbg an originally signed copy accompanied by an audit certificate of a person entitled to such audit of the consolidated annual financial statements drawn up and audited in accordance with the provisions of the jurisdiction applicable to it without undue delay after the audit is completed.
     Micromet, Inc. undertakes to ensure that the Shareholders’ Meeting of Micromet AG consents to the amendment agreement to the participation agreements with tbg immediately after the acquisition of the shares in Micromet AG, Munich by Micromet, Inc., unless such consent has already been given.
     This guarantee is subject to the laws of the Federal Republic of Germany. Exclusive place of jurisdiction shall be Bonn.
     Sincerely yours,
     The above guarantee is hereby acknowledged:
     Bonn, the _______________
     ________________________

2.